Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main 212.407.4000 Fax 212.407.4990

August 31, 2021

LifeSci Acquisition II Corp. 250 W. 55th St., #3401 New York, NY 10019

Re:	LifeSci Acquisition II Corp.

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission by LifeSci Acquisition II Corp., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering an offering of 112,500,000 shares of common stock of the Company, par value of $0.0001 per share (the “Common Stock”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officer of the Company.

Based upon the foregoing, we are of the opinion that the Common Stock, when issued, as contemplated in the Registration Statement and in accordance with the terms of the Agreement and Plan of Merger by and among the Company, LifeSci Acquisition II Merger Sub, Inc. and Science 37, Inc., dated May 6, 2021, as amended, will be legally issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

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LifeSci Acquisition II Corp. August 31, 2021 Page 2

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP